Exhibit 99.1

Apollo Education Group, Inc. News Release

Investor Consortium Completes Acquisition of Apollo Education Group, Inc.

PHOENIX— (BUSINESS WIRE) — February 1, 2017 — Apollo Education Group, Inc. today announced the completion of its acquisition by a consortium of investors including The Vistria Group, LLC and funds affiliated with Apollo Global Management, LLC. Under the terms of the merger agreement, Apollo Education Group shareholders will receive $10.00 per share in cash for both Class A and Class B shares. The closing of the transaction follows the approval of the acquisition by Apollo Education Group’s shareholders on May 6, 2016 and the receipt of all required pre-closing regulatory approvals, including by the U.S. Department of Education and the Higher Learning Commission.

“This transaction marks a significant milestone in our company’s history, and will allow us to accelerate our efforts at University of Phoenix, Western International University, College for Financial Planning and Apollo Global to improve outcomes for all of our students in the U.S. and around the world,” said Greg Cappelli, Chief Executive Officer of Apollo Education Group. “We look forward to completing the transformation plan at University of Phoenix and driving the principles of operating excellence throughout the organization.”

Tony Miller, Chief Operating Officer and Partner of The Vistria Group, has been named Chairman of the Apollo Education Group Board of Directors.

“In this increasingly competitive global economy, it has never been more important to ensure more students graduate with the education, skills, and credentials that enable advancement in the job market,” said Miller. “We believe we are uniquely positioned to enhance efforts by University of Phoenix and the other Apollo Education Group schools to improve student outcomes. We are excited about that opportunity, and we look forward to sharing more about our vision for the future in the weeks and months ahead.”

“We are delighted that our affiliated funds are acquiring Apollo Education Group. This innovative market-leader has greatly expanded access for life-long learners to top-quality higher education,” said Larry Berg, Senior Partner, Apollo Global Management. “Building on our experience of investing in leading companies in the education sector, we look forward to working with Apollo Education’s leadership team to enhance and advance their efforts both in the United States and globally.”

In connection with the close of the transaction, Apollo Education Group’s Class A shares have been delisted from the NASDAQ Stock Market.

Barclays, Credit Suisse and Evercore are acting as financial advisors, and Sullivan & Cromwell LLP as legal advisor to Apollo Education Group. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to the consortium of investors.

About Apollo Education Group, Inc.

Apollo Education Group, Inc. is one of the world’s largest private education providers, serving students since 1973. Through its subsidiaries, Apollo Education Group offers undergraduate, graduate, professional development and other non-degree educational programs and services, online and on-campus principally to working learners. Its educational programs and services are offered throughout the United States and in Europe, Australia, Latin America, Africa and Asia, as well as online throughout the world. For more information about Apollo Education Group, Inc. and its subsidiaries visit the Company’s website at www.apollo.edu.

About The Vistria Group

The Vistria Group is a Chicago, IL based private investment firm focused on investing in middle market companies in the healthcare, education, and financial services sectors. Vistria’s team is comprised of highly experienced operating partners and private equity executives with proven track records of working with management teams in building innovative market leading companies.

About Apollo Global Management

Apollo Global Management, LLC is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo Global Management had assets under management of approximately $189 billion as of September 30, 2016 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo Global Management has considerable knowledge and resources. Affiliates of Apollo Global Management have significant experience managing investments in the education sector with current and former private equity fund investments in leading companies including McGraw Hill Education, Connections Academy and Sylvan Learning Centers. The portfolio companies owned by funds managed by affiliates of Apollo Global Management are managed and operate independently from one another. For more information, please visit www.agm.com.

Contacts:

For Apollo Education Group, Inc.:

Investors

Beth Coronelli

+1 312 660 2059

beth.coronelli@apollo.edu

Media

Brunswick Group

Tripp Kyle / Tom Maginnis

+1 212 333 3810

apollo@brunswickgroup.com

For Apollo Global Management:

Investors

Gary M. Stein

Head of Corporate Communications

Apollo Global Management, LLC

+1 212 822 0467

gstein@apollolp.com

Noah Gunn

Investor Relations Manager

Apollo Global Management, LLC

+1 212 822 0540

ngunn@apollolp.com

Media

Charles Zehren

Rubenstein Associates, Inc.

+1 212 843 8590

czehren@rubenstein.com

For The Vistria Group:

Media

SKDKnickerbocker

Amy Brundage

+1 202 464 6900

abrundage@skdknick.com